TOLL BROTHERS, INC. & SUBSIDIARIES     EXHIBIT 11

          STATEMENT:  COMPUTATION OF EARNINGS PER SHARE


                                                            Three Months Ended
                                                                 January 31,
                                                              1997       1996
                                                              ----       ----
Income before extraordinary loss
  per income statement                                      $ 14,097    $ 8,268
Addback:  Interest on convertible
          debentures, net of income taxes                        378        395
                                                            --------    --------
Income before extraordinary loss (Fully diluted)            $ 14,475    $ 8,663
                                                            ========    ========
Per share:
          Primary                                           $   0.41    $  0.24

          Fully Diluted                                     $   0.39    $  0.23


PRIMARY SHARES:

Weighted average shares outstanding                           33,945     33,748

Common stock equivalents - stock options                         737        799
                                                            --------    --------
          TOTAL                                               34,682     34,547
                                                            ========    ========

FULLY DILUTED SHARES:

Weighted average shares outstanding                           33,945     33,748

Common stock equivalents - stock options                         737       829

Shares issuable on conversion of
          subordinated debentures                              2,345      2,446
                                                             -------    -------
          TOTAL                                               37,027     37,023
                                                             =======    =======